As filed with the Securities and Exchange  Commission on July 31, 2002
                                                       SEC File Number 333-90708

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                             DVD AMERICA CORPORATION
                 (Name of small business issuer in its charter)

         NEVADA                          3944                  88-0370247
(State of incorporation or     (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of organization)  Classification Code Number)   Identification No.)

                            ------------------------

                        15303 VENTURA BOULEVARD, SUITE 1510
                             SHERMAN OAKS, CA 91403
                                  (818) 380 8161
          (Address and telephone number of principal executive offices)

                            ------------------------

                                   Alan Schram
                      President and Chief Executive Officer
                             DVD AMERICA CORPORATION
                       15303 VENTURA BOULEVARD, SUITE 1510
                             SHERMAN OAKS, CA 91403
                                 (818) 380-8161
            (Name, address and telephone number of agent for service)

                            ------------------------

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                   Alan Schram
                             Chief Executive Officer
                             DVD AMERICA CORPORATION
                       15303 VENTURA BOULEVARD, SUITE 1510
                             SHERMAN OAKS, CA 91403
                                 (818) 380-8161
                            ------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                            ------------------------


                                 CALCULATION OF REGISTRATION FEE
=========================================================================================
Title of Each Class                  Proposed Maximum      Proposed            Amount of
of Securities Being   Amount Being    Offering Price     Maximum Aggregate   Registration
     Registered        Registered       Per Share (1)    Offering Price (1)      Fee
-----------------------------------------------------------------------------------------
Common Stock, par
  value $0.001        1,000,000          $.10              $100,000             $9.20
-----------------------------------------------------------------------------------------
      Total                                                $100,000             $9.20
=========================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule
    457.
                            ------------------------

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.



               SUBJECT TO COMPLETION. DATED               , 2002.


PROSPECTUS

                             DVD AMERICA CORPORATION

                        1,000,000 Shares of Common Stock

     This prospectus relates to the resale by the selling stockholders of 1,000,000 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share.

     No public market currently exists for the shares of common stock.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     As you review this prospectus, you should carefully consider the matters described in "Risk Factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.





                  The date of this prospectus is July 30, 2002

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary ............................................................1
The Offering ..................................................................1
Risk Factors ..................................................................2
Cautionary Note Regarding Forward-looking Statements ..........................6
Use of Proceeds ...............................................................7
Capitalization ................................................................7
Management's Discussion and Analysis of Financial Condition and Results
of Operations .................................................................8
Dividend Policy ..............................................................10
Description of Business ......................................................10
Management ...................................................................15
Security Ownership of Certain Beneficial Owners and Management ...............16
Certain Relationships and Related Transactions ...............................17
Indemnification and Limitation of Liability of Management ....................17
Description of Securities ....................................................18
Selling Stockholders .........................................................19
Plan of Distribution .........................................................21
Market for Common Equity .....................................................21
Legal Proceedings ............................................................22
Legal Matters ................................................................22
Experts ......................................................................23
Where You Can Find More Information ..........................................23
Financial Statements ........................................................F-1


                                -----------------



You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus.


                     Dealer Prospectus Delivery Obligation

Until ____, 2002 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


DVD AMERICA CORPORATION ("DVD AMERICA") was incorporated April 19, 2002 in the state of Nevada. We seek to license entertainment themes to manufacturers of digital versatile discs, commonly known as DVD's, and to act as an agent in licensing DVD entertainment themes developed by others. We expect to market these themes by both direct meetings with DVD manufacturers' representatives and through a web site that will give the manufacturers an opportunity to review descriptions of new concepts at a single source to decide whether a face-to-face meeting would be useful. We have had no operations to date. We do not yet have an operational web site.

In order to gain further funding DVD AMERICA sold 1,000,000 shares of our common stock in a private placement offering for proceeds totaling $100,000.


                                  The Offering

Shares offered by the selling
stockholders...................   1,000,000

Common stock outstanding ......   5,066,500

Use of proceeds................   The selling stockholders will receive the net
                                  proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus.



                                How to Contact Us

We maintain our principal offices at 15303 VENTURA BOULEVARD, SUITE 1510, SHERMAN OAKS, CA 91403. Our telephone number at that address is 818) 380-8161. Our Fax number is (818) 380 8188.

                           Summary Financial Information

                                                                April 19, 2002
                                                                (Inception) to
                                                                   April 30,
                                                                     2002
                                                                --------------

Revenue                                                         $            -
                                                                --------------

Expenses:
   Consulting fees                                                     406,650
   General & administrative expenses                                     3,000
                                                                --------------
                  Total expenses                                       409,650
                                                                --------------

Net (loss)                                                      $     (409,650)
                                                                ==============
Weighted average number of
   common shares outstanding - basic and fully diluted               5,066,500
                                                                ==============

Net (loss) per share - basic and fully diluted                  $        (0.08)
                                                                ==============



 RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.


                          RISKS CONCERNING OUR BUSINESS


We Have No Operating History, and therefore cannot assure you we could operate Profitably or successfully market our products.

We are a new enterprise that has no operating history upon which an evaluation of our business and prospects can be based. Therefore, we may fail if we are unable to develop products, control our costs or effectively market our products. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance. (See DESCRIPTION OF BUSINESS.)

We are Dependent Upon our President, Alan Schram. Any Reduction in His Role in DVD AMERICA Would Have a Material Adverse Effect.

The success of DVD AMERICA is dependent on the continued involvement of our sole director, President, CEO, and Chief Financial Officer, Alan Schram, who is necessary for the Company to pursue its business plan. Any reduction of Mr. Schram's role in the business would leave DVD AMERICA without competent management team And may paralyze the operations of the Company. DVD AMERICA does not have an employment contract with Mr. Schram. Should Mr. Schram discontinue his involvement with the DVD AMERICA, there are currently no employees, or other officers or directors that could proceed with the management of DVD AMERICA.

Our Sole Officer and Director, Alan Schram, Does Not Have Any Experience In Our Industry.

Our sole officer and director's lack of experience in the industry may limit our ability to develop business and may cause him to make mistakes that will reduce the Company's resources. We may not be able to generate revenue or survive in the industry if we are unable to attract experienced and knowledgeable management.

We Do Not Have a Lease on Our Office Space, and if we lose that office space we may Not have the resources to find an alternative office.

We currently operate out of our President's office in Sherman Oaks, California at 15303 Ventura Boulevard, Suite 1510, Sherman Oaks, CA 91403. This space is provided to the Company on a rent-free basis . We only have a temporary verbal license, revocable at any time, from our President to use this office space. If that license is revoked, we will have to find an alternative office space and we currently would not have the resources to do so. We would not be able to operate our business without an adequate office space.

DVD Manufacturers May be Reluctant to Use DVD AMERICA as an Agent Due to Potential Conflicts of Interests, which could curtail our revenues.

DVD Manufacturers may be reluctant to use DVD AMERICA as an agent due to the fact that some of them are also in the business of inventing DVD concepts and selling them. While most DVD manufacturers do not engage in inventing concepts and producing content, those of them that do may be reluctant to do business with us as we will be potential competition to them. In the event they refuse to do business with us, we will not be able to generate revenues and our business may fail.


If the DVD concepts that we Recommend to the DVD Manufactures are Not Commercially Successful Then Our Access to the DVD Manufacturers Will be Greatly Reduced and Our Business Will Suffer Substantially.

Our ability to successfully market both the DVD concepts we may own and those we represent as agent will depend on our ability to regularly bring to the DVD manufacturers new ideas that are commercially successful. A limited number of commercial failures of concepts we recommend would reduce the manufacturers' confidence in us and make it difficult for us to continue to have access to key decision makers for the DVD manufacturers, and our business would suffer substantially.

If DVD Technology Does not Become Widely Accepted or Becomes Obsolete, it would have a Detrimental Impact on Our Business.


Consumers may not accept DVD technology on a widespread basis, or acceptance may be delayed, due to: (1) a reluctance by studios or others to release titles in the DVD format; (2) consumer confusion because of competing DVD formats, including DIVX; (3) potentially high switching costs from VHS to DVD; and (4) the availability of pay-per-view and other forms of online transmission as an alternative to DVD. The foregoing factors could result in delays in the acceptance of DVD technology. Also, the electronic online delivery of information, through distribution media including the Internet, satellites or cable television, competes with DVD technology. Recent and continuing developments in broadband online data delivery have led to speculation regarding the decreasing viability of physical media including DVD products. If DVD technology does not become widely accepted or becomes obsolete, selling our product would become more difficult and our business would therefore be materially impaired.


We May Have Difficulty in Obtaining Additional Funding, If Required.

Although we believe that the funds that were raised through our most recent private placement offering of common stock will be sufficient for our needs for the next twelve months, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.


Larger and Better Funded Competition May Make It Difficult for DVD AMERICA to Succeed.

There are many competitors that represent DVD developers and market DVD concepts, many of which are larger and more established and with greater experience, and financial and personal resources than DVD AMERICA. These competitors' advantages may result in the competitors having better access to DVD manufacturers. These competitors may make it difficult for DVD AMERICA to succeed and cause it to be unable to generate revenue or become profitable.

Our Independent Auditors Included a Statement in Their Report, Warning We May Not be Able To Continue As A Going Concern.

You should be aware that our auditors included a Going Concern statement in their report, in which they indicated that the Company has not generated any revenues, is dependent upon its ability to secure financing and that there are no assurances that the Company will be successful. The Company and our auditors believe that without sufficient financing it would be unlikely for the Company to continue as a going concern, which could cause the investors a permanent loss of capital.



                         RISKS CONCERNING OUR OFFERING



We Will Likely be Subject to the Penny Stock Rules.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities. (See PLAN OF DISTRIBUTION.)


Unless a Public Market Develops for Our Common Stock, You May Not be Able to Sell Your Shares.

There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares. In additions, we May Not Qualify for NASD Over-the-Counter Electronic Bulletin Board Inclusion.

Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the NASD Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. DVD AMERICA has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of DVD AMERICA's common stock on the OTCBB. Our market maker has committed to make a market in our securities once the Form 211 clear with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See PLAN OF DISTRIBUTION.)


We Do Not Expect to Pay Dividends.


We do not anticipate paying cash dividends in the foreseeable future. We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.


                         DETERMINATION OF OFFERING PRICE


There is no established public market for the shares of common stock that we are registering. Our management has established a price of $0.10 per share based upon management's estimate of our cash requirements and the price at which potential investors might be willing to purchase the common stock we are offering. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.




                                 CAPITALIZATION


The following table sets forth our capitalization as of April 30, 2002.


   Current liabilities:                                        $          -
                                                               ------------
   Stockholders' equity:
     Preferred stock, $0.001 par value, 1,500,000
       shares authorized, none issued and outstanding                     -
     Common stock, $0.001 par value, 50,000,000 shares
       authorized, 5,066,500 shares issued and outstanding            5,067
     Additional paid-in capital                                     504,583
     Subscriptions receivable                                      (100,000)
     Capitalization (during development stage)                     (409,650)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


     DVD AMERICA was incorporated on April 19, 2002. DVD AMERICA will license DVD concepts to DVD manufacturers and will act as an agent in licensing DVD concepts developed by others. In April 2002 DVD AMERICA raised $100,000 to use as capital in pursuing its business plan in a private placement to a single investor under section 4(2) of the Securities Act of 1933. DVD AMERICA's plan of operations for the next twelve months includes hiring a web designer to build DVD AMERICA's web page, and soliciting new DVD concepts. The web page will take approximately three months to build and cost approximately $10,000. We plan to hire a web designer by September 2002. We plan for the web page to also solicit new DVD concepts by publishing challenges for DVD concept competitions, set up chat rooms for discussions of ideas, and create an online message board for the exchange of concepts and ideas in real time. We plan to have our web page operational by the end of the year 2002. We expect to market these DVD concepts and designs by both direct meetings with DVD manufacturers' representatives and through a web site that will give the manufacturers an opportunity to review pictures and descriptions of new concepts at a single source to decide whether a face-to-face meeting would be useful. We will engage in those meetings as soon as we have concepts and ideas that we feel are appealing to the manufacturers. We expect to spend approximately $10,000 on advertising to solicit DVD concepts and another approximately $40,000 during the next twelve months to hire employees that will further develop and research those concepts. We will advertise mostly on popular online websites. We will research those concepts by conducting focus groups and asking volunteers to fill in questionnaires trying to predict retail demand and interest in the different concepts.

We also plan to spend approximately $20,000 on buying rights for DVD concepts. We hope to start generating Sales of product by the first quarter of 2003, as a result of the efforts mentioned above and the with the web site becoming operational by the end of the year.

We expect the $100,000 we have committed to be sufficient to fund our business plan for the first twelve months, considering our expected expenditures as outlined above. We intend to keep our corporate overhead at minimal levels until we generate sales. As such, we don't have plans for further funding.

Some of the shareholders of the
Company have agreed to provide sufficient funds as a loan over the next twelve-month period. There are no written agreements. The understanding between the Company and certain shareholders is that the shareholders will provide the Company funds, as a loan, sufficient for it to maintain operations until it generates revenues, or alternatively that the shareholders will introduce other potential lenders to the Company.

From its inception to the time of filing this registration statement, DVD AMERICA had no assets or operations. We have completed a private placement providing us with the funds to implement our business plan. The Company believes that it will not need to raise additional funds in the next twelve months. Aside from the above referenced private placement and the business plan, we have so far not taken any other steps in furtherance of our business plan.


Intellectual Property


     We have no trademark, copyright or patent protection at this time. Generally, while some DVD concepts that we plan to acquire may be entitled to patent protection, the majority of them will not meet the criteria for a patent protection. Some concepts may be eligible for a limited degree of protection provided by design and concept patents. However, in general most concepts and designs are protected only under the law of trade secrets. Under the law of trade secrets, the secret is legally protected only for so long as it is not disclosed to others other than by someone under an obligation to maintain its secrecy. Currently, DVD AMERICA owns no DVD concepts. We intend to solicit new concepts on our web site, through advertising and personal contacts, then purchase them or the licensing rights to them, and develop and improve them.


Competition


     We expect to face intense competition both in our efforts to market new DVD concepts, designs and inventions to DVD manufacturers and in our efforts to get new inventor customers for whom we can act as agent. There are several other companies seeking to assist DVD concept creators. Insofar as marketing DVD concepts and designs to the manufacturers is concerned, the major competition will be from the manufacturers' own in-house production departments. There are also independent DVD companies, many of which are sole proprietorships. The principal basis on which industry participants compete is on the perceived value of the DVD concept and the likelihood of it being manufactured and marketed. The competition in the industry is intense, most of our competitors are better funded and more experienced than us, our competitive position is not beneficial and does not give us any advantages.

Properties


     At present, DVD AMERICA owns no real property. DVD AMERICA currently operates out of Alan Schram's office at 15303 Ventura Boulevard, Suite 1510, Sherman Oaks, CA 91403. This space is provided to the Company on a rent-free basis . The office is 2,084 square feet, and Mr. Schram's lease expires in June 2006. DVD AMERICA has only a temporary verbal license from Alan Schram to use this office space for an unspecified amount of time. That license is revocable at any time. We do not have any other preliminary agreements or understandings with respect to this or any other office facility in the future. We believe our present office space will be adequate for our needs for the foreseeable future, and we may not be able to find an alternative suitable office space should we be required to do so.


Employees

     As of March 31, 2002, we had no employees, other than our sole officer and Director, Alan Schram. Alan Schram is not subject to any employment agreement and is currently working for us for no pay.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.



                             DESCRIPTION OF BUSINESS


     The Company plans to license DVD concepts and designs to DVD manufacturers and to act as a DVD concept inventor's agent in licensing DVD concepts developed by others. We will seek concepts that are family oriented and that appeal to as large an audience as possible. These concepts may include music, entertainment, cartoons, or comedy. We expect to market these DVD concepts and designs by both direct meetings with DVD manufacturers' representatives and through a web site that will give the manufacturers an opportunity to review pictures and descriptions of new concepts at a single source to decide whether a face-to-face meeting would be useful. In both face-to-face meetings and disclosure of DVD concepts and designs over the Internet, a submission sheet will be used that describes the DVD concept and the authorized manufacturer who is viewing the DVD concept. We have had no operations to date.

     We plan to develop concepts based on ideas we will obtain from submissions on our web site. We plan for the web page to solicit new DVD concepts from individuals by publishing challenges for DVD concept competitions, set up chat rooms for discussions of ideas, and create an online message board for the exchange of concepts and ideas in real time.

     We also plan to develop concepts invented by our President. Upon the receipt or development of a DVD concept we will look at it to see if it makes sense or has been done before. Then we will evaluate the DVD concept to determine if it is something we think a DVD manufacturer and retailer can and would manufacture and market. Then we will evaluate whether the DVD concept is expandable into a brand, and whether it may be suitable for a series of related features. We will research those concepts by conducting focus groups and asking volunteers to fill in questionnaires trying to predict retail demand and interest in the different concepts. DVD concepts will be selected based primarily on our judgment of the chances achieving commercial success. Considerations will include how unique the DVD concept is, the amount of any additional work required to bring the concept to a production stage and management's subjective "feel" for whether the concept is in line with current consumer desires. These same considerations will affect the prominence we give to a particular concept on our Web pages and the degree of effort put into marketing that concept to DVD manufacturers.

     We will develop the concepts obtained with an orientation towards creating a brand or a series of related features, and cater for the demand of the public for entertainment products. We will develop these concepts by hiring writers to develop a script that will highlight the marketing and entertainment potential of the concept. We plan to do only minimal development to the concepts and ideas prior to soliciting DVD manufacturers, and we will limit our role to locating promising ideas and persuading DVD manufacturers to develop them.

     We plan to contact manufacturers directly through personal contacts of our President, seek to meet with them and offer our concepts to them. While our President does not have industry experience, he has obtained personal contacts in the industry through social acquaintances and via his strong personal interest and close following of the entertainment industry in general and the DVD industry in particular. Our President had discussions with industry executives and extensively read industry trade publications. Once our web site is developed, we are planning to use it to give the manufacturers an opportunity to review pictures and descriptions of new concepts and determine their level of interest. It is our goal to continuously develop our web site and include in it relevant promotional materials, to create a unique, value added service, that will become an indispensable tool for manufacturers to obtain new concepts and ideas.

         Before we approach DVD manufacturers or allow them access to our web site, We will require them to sign a confidentiality and non-disclosure agreement, so that they do not purloin our ideas and concepts. Our web site will only allow previews to registered and authorized partners.


     The fundamental elements of our sales and marketing strategy are to build brand recognition and attract new concept and ideas. We plan to continuously develop our web site and include in it relevant promotional materials. We also plan to continuously approach DVD manufacturers with our concepts. In addition, We plan to promote our web site in various inventors' magazines and trade shows, and in various trade publications.

Industry Background

     DVD technology is similar in functionality to CD-ROM and CD-Audio technology; however, a DVD, which is the same size as a CD, is able to store substantially more data than a CD. A typical DVD can hold a 135-minute motion picture with up to eight different spoken language tracks, thirty-two foreign language subtitles and six-channel, digital-surround sound. Added features, including the movie's soundtrack, director's notes, story-based games and other CD-ROM applications are also possible with the higher storage capacity afforded with DVDs. As a result, we believe the DVD format will be the first medium to embrace and allow for cross-promotion between video, audio and software products. We believe DVDs will initially compete most directly with sales and rentals of pre-recorded videotapes.

     DVD players have become more affordable and are currently available from several manufacturers at retail prices generally ranging from $250 to $1,000. Forrester Research reports that by the end of 2000, less than four years since its launch, 4.3 million DVD players will be installed in North American households, far outpacing the debut of both the CD player and VCR in their first years. Paul Kagan Associates estimates that the installed base of DVD players in U.S. households will increase from 1.1 million in 1998 to 12.0 million in 2002, which represents a compounded annual growth rate of 82%. We believe that as the installed base of DVD players increases, the demand for DVD-Video titles will also increase. Currently, over 3,000 motion picture titles are available on the DVD format and we expect that number to grow rapidly as the format gains popularity. Paul Kagan Associates also estimates that DVD-Video discs sold in the United States will increase from 13.4 million discs in 1998 to approximately
159.6 million discs in 2002, which represents a compounded annual growth rate of 86%. Paul Kagan Associates also estimates that annual U.S. DVD-Video sales will be $2.9 billion in 2002. International Data Corporation predicts approximately
16.0 million DVD-ROM drives will be installed in personal computers in the United States during 2002, up from an estimated 8.3 million DVD-ROM drives to be installed in 1999. Microsoft's Windows operating system supports DVD, and Intel Corporation has started shipping a new DVD-compatible product.

     Another important advantage of the DVD format, which we believe will accelerate its market penetration, is its backwards compatibility. DVD players and DVD-ROM drives are designed to read CD-Audio and CD-ROMs, which we expect to increase consumers' acceptance of this new technology. Unlike the introduction of CDs, consumers will be able to acquire the new DVD technology without making their music collections obsolete because DVD players will also be capable of playing CD-Audio. We believe these factors will contribute to the DVD format becoming the standard medium for home video, music, games and software distribution.

     We believe that the business of most DVD companies relies on the continuing development of new products for continuing market acceptance. We believe that most leading DVD manufacturers deal with a number of independent producers.

     We believe that in recent years, the DVD industry has experienced rapid growth. This is in part because the manufacturers no offer a range of products across a broader variety of categories. The DVD industry is also experiencing greater market acceptance and greater retail distribution channels, such as large specialty stores, rental stores and discount retailers, including Wal-Mart, Blockbuster and Target, which have increased their overall share of the retail market.

     We believe that the larger DVD companies have pursued a strategy of focusing on core product lines. Core product lines are those lines that are expected to be marketed for an extended period of time, and that historically provided relatively consistent growth in sales and profitability. By focusing on core product lines, DVD manufacturers have been able to reduce their reliance on new product introductions and the associated risk and volatility. We believe therefore that the role of the innovating agent will become increasingly important if a new concept is to reach the marketplace.

     We believe that ideas developed by an independent DVD company are usually acquired on an exclusive basis. Licensing agreements generally require the manufacturer to pay the DVD company a royalty on the manufacturer's net sales of the item. The royalty agreements usually also provide for advance royalties and minimum guarantees.


The Role of a DVD concept's Agent


     We believe that a significant number of new DVD concepts come from amateur inventors. Some of these inventors may have developed only a single idea, and most of them don't have experience in dealing with DVD manufacturers. We believe, from our President's observation of the business and practices of certain industry participants, that for a variety of reasons the major DVD manufacturers prefer to deal through a broker in negotiating arrangements with amateur inventors. We believe that many amateur inventors often suspect that the manufacturer may "steal" his or her invention once it is disclosed. However, often when a concept is presented to a DVD manufacturer, the manufacturer has seen the idea before or has developed itself. The manufacturer will state this, usually in writing on a disclosure form. DVD agents and professional inventors are accustomed to this process; and there is a level of trust. We believe that an amateur, on the other hand, often doesn't trust the DVD manufacturer and may think his or her idea may be stolen.


     In addition, we believe that the inventor may have unrealistic expectations concerning the potential value of his concept or may underestimate the amount of additional development plans required to bring to market. The professional DVD agent is familiar with the process of developing the concept from the initial idea through the completion of a prototype. The DVD agent also knows the prevailing amounts of royalties and other practices in the industry. The DVD agent can independently confirm to the inventor the problems that may be facing the manufacturer in bringing the idea to market, or, if appropriate, persuade the manufacturer that a higher royalty is appropriate.

Sources of Revenue

     We expect to earn money primarily from two sources. First, we will seek to license the DVD concepts that may be developed by us. Second, we will receive a portion of the royalties paid to the concept inventor we expect to represent as agent. Additionally, we will also seek revenue from the sale of banner ads on the web page we are planning to create. We expect that any revenue from the sale of banner ads to be minimal.


     We believe that DVD concept developers usually are paid for their inventions through a royalty on sales of the products they create. We believe that typical royalties range from 3% to 10% of the wholesale price charged by the manufacturer, with most royalties falling at or near 5%. The royalty is based on the price the manufacturer charges to its customers -- usually the wholesale cost. The basis for our estimate of percent royalties is discussions with industry executives and reading of industry materials, trade publications and business magazines.


     Manufacturers also pay advances, to show that they are committed to the idea. Usually the advance is based on the royalties that would be earned in the first quarter of shipments. We believe that typically the advance ranges from $5,000 to $50,000. The advance is subtracted from future royalties. Generally, royalties are paid quarterly.

     Where we are licensing our own concepts, we will receive the entire royalty. Where we are acting as a broker for another inventor or concept developer, our percentage will be subject to negotiation with the developer. We believe that it will generally range from 40% to 50% of the royalty received by the developer, with the actual percentage negotiated on a case-by-case basis depending upon, among other things, the amount of assistance we have to give the developer in order to bring his product to a marketable state.


Selection Criteria

     DVD concepts for which we will act as agent will be selected based primarily on our judgment of the chances of their achieving commercial success and yielding significant royalties. Considerations will include how unique the DVD concept is, the likelihood of getting meaningful patent protection, the amount of any additional work required to bring the concept to a production stage and management's subjective "feel" for whether the concept is in line with current consumer desires. These same considerations will affect the prominence we give to a particular concept on our Web pages and the degree of effort put into marketing that concept to DVD manufacturers.

Consultants

Management does not intend to substantially rely on consultants or outside advisors to accomplish the business goals of the Company. Our policy regarding the use of consultants is to limit their service for the initial period of establishing the Company's operations, compensating them on an hourly basis and retaining them only when a full time employee could not be hired or if a full time, permanent employee that is qualified to perform the necessary task could not be found. We would only consider hiring independent consultants in the event that no qualified full time employee Could be found, and that the experience level of the independent consultant in the specific area of service the Company is seeking would substantially exceed that of any other full time employee available to the Company. We would limit any service by an independent consultant to the possible minimum term and scope. The Company used consultants and advisors to form the Company and establish its business plan, but does not Plan to continue using them past that initial stage. So far, the Company did not make any cash payments to any consultants or advisors, and does not plan to make such payments in the future. There are no contracts with any consultants or outside advisors. No officer, director or affiliate of the Company had ever used any consultant or advisor on a regular basis. Other than our President, management does not envision any particular person whose activities will be material to the operations of the Company.



                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding our sole executive officer and director:

     Name          Age                              Position
     ----          ---                              --------
Alan Schram           31       Chairman of the Board, President, Chief Executive
                               Officer, Secretary, Treasurer


Alan Schram is the sole Director and Officer of the Company, and has been since April 2002. His current term as director at the Company ends in June 2003. Since 1997 and currently, he has been a Portfolio Manager with Wellington Capital Management, based in Los Angeles and has been managing a private investment Fund, WCM Partners I. Mr. Schram is currently a director and the president of DWC Installations, Inc. and Royal Holiday Mobile Estates, Inc. Until June 2002, Mr. Schram was also president and director of DWC Installations, Inc. Mr. Schram received an MBA from UCLA's Anderson Business School in 1997.



Executive Compensation


     We have not paid any of our officers from our inception through today. Management currently has no plans or arrangements for the issuance of any additional securities by the Company.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


The following table sets forth information regarding the beneficial ownership of our common stock. The information in this table provides the ownership information for:

     a. each person known by us to be the beneficial owner of more than 5% of our common stock;
     b. each of our directors; c. each of our executive officers; and d. our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 5,066,500 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

                                  Number of Shares
                                  Of Common Stock           Percentage
Beneficial Owner and Address      Beneficially Owned        of Total (1)
----------------------------      ------------------        ------------
Alan Schram (2)(3)                    1,000,000                  20%


Avi Bernstein                         1,000,000                  20%
11270 Exposition Boulevard
Suite 64151, Los Angeles, CA 90064

Avi Wasser                              800,000                  16%
15303 Ventura Blvd., Suite 1510,
Sherman Oaks, CA 91403


All Officers and Directors            1,000,000                  20%
as a Group (1 individual)

-------------

(1) Percentage of ownership is based on 5,066,500 shares of common stock outstanding

(2) These shares are held by Mid Pacific Investment Corporation, a company controlled by Alan Schram.

(3)  c/o our address: 15303 Ventura Blvd, Ste. 1510, Sherman Oaks, CA 91403

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In April 2002 DVD AMERICA issued 1,000,000 shares of its common stock to Mid Pacific Investment Corporation, in exchange for $100,000 in cash receivable. Mid Pacific Investment Corporation is controlled by our Chairman and CEO, Alan Schram. These shares were valued at $.10 per share. Since inception, Mr. Schram also donated $3,000 to the company to pay for operating expenses.


We believe that the terms of the above transaction are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.


                        INDEMNIFICATION AND LIMITATION OF
                            LIABILITY OF MANAGEMENT

Our articles of incorporation contain provisions permitted under the Nevada Corporations Code relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Nevada. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.


Following the close of this offering, we will be subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and, accordingly, may discourage attempts to acquire us.

As permitted by Nevada law under Nevada Revised Statutes 78.037, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.


                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.001 per share, of which 5,066,500 shares are issued and outstanding as of the date of the prospectus, and 1,500,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.


Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

     a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

     b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

     c. all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 1,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.


Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

Transfer Agent

We have appointed Transfer Online Company as transfer agent for our common stock.


                              SELLING STOCKHOLDERS

All of the shares of DVD America Corporation common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 1,000,000 shares of DVD America Corporation common stock. The selling stockholders are not, nor affiliated with, broker dealers. The following table sets forth:

     a.   the name of each person who is a selling stockholder;

     b. the number of securities owned by each such person at the time of this offering; and

     c. the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.


                                                   Shares Owned Prior      Shares Owned After
                                     Number of      to the Offering          the Offering
                                      Shares       ------------------     --------------------
Selling Stockholder                   Offered      Number    Percentage    Number    Percentage
-------------------                  -------      --------   ----------   --------   ----------

Mid Pacific Investment Corp.(1)      500,000      1,000,000       20%      500,000      10%
Avi Bernstein                        100,000      1,000,000       20%      900,000      18%
Eric Manlunas                        100,000        240,000        4.8%    140,000       3%
Bill Schwartz                         50,000        200,000        4.0%    150,000       3.7%
Avi Wasser                            50,000        800,000        16%     750,000      15%
Philip Pangilian                      50,000        230,000        4.6%    180,000       3.6%
Marcos Cerem                          50,000        200,000        4%      150,000       3%
Severino Oliva                        10,000        100,000        2%       90,000       1.7%
Michael Savage                        10,000        100,000        2%       90,000       1.7%
Dan Knoller                           10,000        100,000        2%       90,000       1.7%
Glenn Bartolini                        5,000         45,000         *       40,000        0
Frank Dreschler                        5,000         45,000         *       40,000        0
DS Investments, Inc (2)                2,500         42,500         *       40,000        0
Ron Samuel                             2,500         42,500         *       40,000        0
Seymor Stewart                         2,500         42,500         *       40,000        0
Ravencrest Capital (3)                 2,500         42,500         *       40,000        0
Hanover Hotels (4)                     2,500         42,500         *       40,000        0
Yves Bedeer                            2,500         42,500         *       40,000        0
William Brantley                       2,500         42,500         *       40,000        0
Benjamin Gray                          2,500         42,500         *       40,000        0
Sharon Berg                            2,500         42,500         *       40,000        0
Clark Consulting (5)                   2,500         42,500         *       40,000        0
Keith Michel                           2,500         42,500         *       40,000        0
Ronald Brown                           2,500         42,500         *       40,000        0
Robert Salna                           2,500         42,500         *       40,000        0
Millpoint Partners (6)                 2,500         42,500         *       40,000        0
Adam Manson                            2,500         42,500         *       40,000        0
Sherrin Lim                            2,500         42,500         *       40,000        0
MDB Capital (7)                        2,500         42,500         *       40,000        0
Julius Rivkin                          2,500         42,500         *       40,000        0
Mark Sterling                          2,500         42,500         *       40,000        0
Jay Avenatti                           2,500         42,500         *       40,000        0
Yuval Corporation (8)                  2,500         42,500         *       40,000        0
Gaetano Apa                            2,500         42,500         *       40,000        0
Lee Kasper                             2,500         42,500         *       40,000        0
SRK Technologies, Inc. (9)             2,500         29,000         *       26,500        0

                                   ---------
Total                              1,000,000

-------------
*  Less than 1%


(1) Controlled by Alan Schram, our President
(2) Controlled by James Saltzberg
(3) Controlled by Ian Brown
(4) Controlled by Gerald Guterman
(5) Controlled by Ron Guyer
(6) Controlled by David Zipkis
(7) Controlled by Sharon Justman
(8) Controlled by Sarah Cerem
(9) Controlled by Jay Wolff



                              PLAN OF DISTRIBUTION


The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares through registered broker-dealers by ordinary brokerage transactions and transactions in which the broker solicits purchasers.


In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus. In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.


Selling shareholders may sell their shares in all 50 states in the U.S. DVD AMERICA will be profiled in the Standard & Poor's publications or "manuals".



                            MARKET FOR COMMON EQUITY

Market Information


There is no public trading market on which DVD AMERICA's Common Stock is traded. DVD AMERICA has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of DVD AMERICA's common stock on the NASD Over the Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

There are approximately thirty-five (35) record holders of common equity.


There are no outstanding options or warrants to purchase, or securities convertible into, common equity of DVD AMERICA.

We have outstanding 5,066,500 shares of our common stock. Of these shares, Following the effective date of this prospectus, 4,066,500 shares will be "restricted securities" as defined by Rule 144, and can be sold only subject to the restrictions of Rule 144. 1,000,000 shares will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public marker, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 44% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.



                                LEGAL PROCEEDINGS

We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.



                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Oswald & Yap of Irvine, Calif.

                                     EXPERTS

The financial statements of DVD America Corporation, a development stage company, as of April 30, 2002, have been included herein and in the registration statement in reliance upon the report of G. Brad Beckstead, CPA, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 until approximately October 15, 2001 and thereafter at 233 Broadway, New York, New York 10279 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                             DVD AMERICA CORPORATION
                          (a DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS


     Independent Auditor's Report                                F-2

     Balance Sheet as of April 30, 2002                          F-3

     Statement of Operations April 19, 2002 (Inception) to
     April 30, 2002                                              F-4

     Statement of Changes in Stockholders' Equity as of
     April 30, 2002                                              F-5

     Statement of Cash Flows April 19, 2002 (Inception) to
     April 30, 2002                                              F-6

     Notes to Financial Statements                               F-7

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
DVD America Corporation, Inc.
Las Vegas, NV

I have audited the Balance Sheets of DVD America Corporation, Inc. (the "Company") (A Development Stage Company), as of April 30, 2002, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the period April 19, 2002 (Date of Inception) to April 30, 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DVD America Corporation, Inc. (A Development Stage Company) as of April 30, 2002, and the results of its operations and cash flows for the period April 19, 2002 (Date of Inception) to April 30, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




G. Brad Beckstead, CPA

Las Vegas, Nevada
June 4, 2002

                             DVD America Corporation
                          (a Development Stage Company)
                                  Balance Sheet


                                                                  April 30,
                                                                    2002
                                                                --------------
ASSETS

Current assets:
     Cash                                                       $            -
                                                                --------------
             Total current assets                                            -
                                                                --------------

                                                                $            -
                                                                ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:                                            $            -

Stockholders' equity:
    Preferred stock, $0.001 par value, 1,500,000 shares
      authorized, none issued and outstanding                                -
    Common stock, $0.001 par value, 50,000,000 shares
      authorized, 5,066,500 shares issued and outstanding                5,067
    Additional paid-in capital                                         504,583
    Subscriptions receivable                                          (100,000)
    (Deficit) accumulated during development stage                    (409,650)
                                                                --------------
                                                                             -
                                                                --------------

                                                                $            -
                                                                ==============










The accompanying notes are an integral part of these financial statements.

                             DVD America Corporation
                          (a Development Stage Company)
                             Statement of Operations


                                                                April 19, 2002
                                                                (Inception) to
                                                                   April 30,
                                                                     2002
                                                                --------------

Revenue                                                         $            -
                                                                --------------

Expenses:
   Consulting fees                                                     406,650
   General & administrative expenses                                     3,000
                                                                --------------
     Total expenses                                                    409,650
                                                                --------------

Net (loss)                                                      $     (409,650)
                                                                ==============

Weighted average number of
   common shares outstanding - basic and fully diluted               5,066,500
                                                                ==============

Net (loss) per share - basic and fully diluted                  $        (0.08)
                                                                ==============











The accompanying notes are an integral part of these financial statements.

                                                   DVD America Corporation
                                                (a Development Stage Company)
                                         Statement of Changes in Stockholders' Equity


                                                                                       (Deficit)
                                                                                      Accumulated
                                   Common Stock         Additional                      During        Total
                             -----------------------     Paid-in      Subscriptions   Development   Stockholders'
                              Shares        Amount       Capital       Receivable        Stage         Equity
                            ---------     ----------   ----------     -------------   ------------  -------------
April 2002
 Founder shares issued for
 subscriptions receivable   1,000,000     $   1,000    $   99,000     $   (100,000)   $             $          -

April 2002
 Issued for services        4,066,500         4,067       402,583                                        406,650

April 2002
 Donated capital                                            3,000                                          3,000

Net (loss)
 April 19, 2002
 (Inception) to
 April 30, 2002                                                                          (409,650)      (409,650)
                            ---------     ----------   ----------     -------------   ------------  -------------

Balance, April 30, 2002     5,066,500     $   5,067    $  504,583     $   (100,000)    $ (409,650)  $          -
                            =========     ==========   ==========     ============     ==========   =============














The accompanying notes are an integral part of these financial statements.

                             DVD America Corporation
                          (a Development Stage Company)
                             Statement of Cash Flows

                                                                 April 19, 2002
                                                                 (Inception) to
                                                                    April 30,
                                                                      2002
                                                                 --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                       $   (409,650)
    Shares issued for consulting services                             406,650
                                                                 -------------
Net cash (used) by operating activities                                (3,000)
                                                                 -------------

CASH FLOWS FROM INVESTING ACTIVITIES                                        -
                                                                 ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in donated capital                                         3,000
                                                                 ------------
Net cash provided by financing activities                               3,000
                                                                 ------------

Net increase in cash                                                        -
Cash - beginning                                                            -
                                                                 ------------
Cash - ending                                                    $          -
                                                                 ============

Supplemental disclosures:
    Interest paid                                                $          -
                                                                 ============
    Income taxes paid                                            $          -
                                                                 ============

Non-cash transactions:
    Shares issued for consulting services                        $    406,650
                                                                 ============
    Number of shares issued for consulting services                 4,066,500
                                                                 ============

    Shares issued for subscriptions receivable                   $    100,000
                                                                 ============
    Number of shares issued for subscriptions receivable            1,000,000
                                                                 ============

The accompanying notes are an integral part of these financial statements.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized April 19, 2002 (Date of Inception) under the laws of the State of Nevada, as DVD America Corporation. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.

On April 26, 2002, the Company amended its articles of incorporation to increase its authorized capital to 50,000,000 shares of common stock with a par value of $0.001 and 1,500,000 shares of preferred stock with a par value of $0.001.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Cash and cash equivalents
-------------------------

   For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of April 30, 2002.

Revenue recognition
-------------------

   The Company recognizes revenue and related costs of sales on the accrual basis.

Advertising costs
-----------------

   The Company expenses all costs of advertising as incurred. There were no advertising costs included in general and administrative expenses as of April 30, 2002.

Use of estimates
----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES (CONTINUED)

Fair value of financial instruments
-----------------------------------

   Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of April 30, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets
-------------------------------

   Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at April 30, 2002.

Reporting on the costs of start-up activities
---------------------------------------------

   Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Loss per share
--------------

   Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of April 30, 2002.

Dividends
---------

   The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES (CONTINUED)

Segment reporting
-----------------

   The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes
------------

   The Company  follows  Statement  of  Financial  Accounting  Standard No. 109,
   "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

   Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements
---------------------

   In June 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, and that identifiable intangible assets acquired in a business combination be recognized as an asset apart from goodwill, if they meet certain criteria. The impact of the adoption of SFAS No. 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES (CONTINUED)

Recent pronouncements (continued)
---------------------------------

   SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and indefinite-lived intangible assets, including that acquired before initial application of the standard, will not be amortized but will be tested for impairment at least annually. The new standard is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 142 effective January 1, 2002, will result in the elimination of approximately $82,000 of annual amortization. The Company does not expect to recognize any impaired goodwill as of January 1, 2002.

   In July 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The impact of the adoption of SFAS No. 143 on the Company's reported operating results, financial position and existing financial statement disclosure is not expected to be material.

   In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the definition of what constitutes a discontinued operation and how results of a discontinued operation are to be measured and presented. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The impact of the adoption of SFAS No. 144 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

Stock-Based Compensation
-----------------------

   The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES (CONTINUED)

Year end
--------

   The Company has adopted December 31 as its fiscal year end.


NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations and it has not generated any revenues. In order to obtain the necessary capital, the Company is seeking equity and/or debt financing. If the financing does not provide sufficient capital, some of the shareholders of the Company have agreed to provide sufficient funds as a loan over the next twelve-month period. However, the Company is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, without sufficient financing it would be unlikely for the Company to continue as a going concern.


NOTE 4 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

             U.S federal statutory rate      (34.0%)

             Valuation reserve                34.0%
                                             -------
             Total                               -%
                                             =======


As of April 30, 2002, the Company has a net operating loss carry forward of approximately $406,650 respectively, for tax purposes, which will be available to offset future taxable income. If not used, this carry forward will expire in 2022.

                            DVD AMERICA CORPORATION
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2002

NOTE 5 - STOCKHOLDER'S EQUITY

The Company amended its articles of incorporation on April 26, 2002 to increase its authorized common stock to 50,000,000 shares and preferred stock to 1,500,000 shares and to decrease its par value from $0.01 to $0.001. The number of shares issued and outstanding has been retroactively restated to reflect the changes.

On April 26, 2002, the Company issued 1,000,000 shares of its $0.001 par value common stock to Mid Pacific Investment Corporation, a company owned by the president of the Company, in exchange for subscriptions receivable of $100,000.


On April 26, 2002, the Company issued a total of 4,066,500 shares of its $0.001 par value common stock at $0.10 per share for total consulting services valued at $406,650.




During the period ended April 30, 2002, the president of the Company donated capital in the amount of $3,000 for legal fees.

There have been no other issuances of common and/or preferred stock.

NOTE 6 - RELATED PARTY TRANSACTIONS

On April 26, 2002, the Company issued 1,000,000 shares of its $0.001 par value common stock to Mid Pacific Investment Corporation, a company owned by the president of the Company, in exchange for subscriptions receivable of $100,000.

Office space and services are provided without charge by a director and shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 7 - WARRANTS AND OPTIONS

As of April 30, 2002, there were no warrants or options outstanding to acquire any additional shares of common and/or preferred stock.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     1. Article 4 of our Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement.

     2. Article XI of our Bylaws, filed as Exhibit 3.2 to the Registration Statement.

     3.   Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                                            Amount*
                                                            -------
SEC Registration fee                                        $ 9.20
Blue sky fees and expenses                                  $  *
Legal fees and expenses                                     $  *
Printing and shipping expenses                              $  *
Accounting fees and expenses                                $  *
Transfer and Miscellaneous expenses                         $  *
                                                            -------
Total                                                       $  *

----------------------
* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


In April 2002 DVD AMERICA issued 1,000,000 shares of its common stock to Mid Pacific Investment Corporation, in exchange for $100,000 in subscription receivable. Mid Pacific Investment Corporation is controlled by our Chairman and CEO, Alan Schram. These shares were valued at $.10 per share.

In April 2002 DVD AMERICA issued 200,000 shares of its common stock to Bill Schwartz, in exchange for Strategic consulting services rendered. These shares were valued at par value, $.10 per share, for a total of $2,000.

In April 2002 DVD AMERICA issued 240,000 shares of its common stock to Eric Manlunas, in exchange for Financial consulting services rendered. These shares were valued at par value, $.10 per share, for a total of $24,000.

In April 2002 DVD AMERICA issued 1,000,000 shares of its common stock to Avi Bernstein, in exchange for strategic consulting services, valued at $10,000. These shares were valued at $.10 per share.

In April 2002 DVD AMERICA issued 230,000 shares of its common stock to Philip Pangilian, in exchange for strategic consulting services and advice, valued at $23,000. These shares were valued at $.10 per share.

In April 2002 DVD AMERICA issued 800,000 shares of its common stock to Avi Wasser, in exchange for strategic consulting services, valued at $8,000. These shares were valued at $.10 per share.

From April 2002 to May 2002 DVD AMERICA issued 1,596,500 shares of common stock to 30 Investors, in exchange for services, at $.10 per share.


These securities were sold under the exemption from registration provided by
Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. All purchasers had full access to information about the Company. Management, through personal acquaintance with each of the investors, was able to determine they are all sophisticated investors. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 27. EXHIBITS.

  Exhibit
   Number           Description
  -------           -----------

     3.1.1       Certificate of Incorporation (2)

     3.1.2       Amended Articles of Incorporation as of April 26, 2002 (2)

     3.2         By-Laws (2)

     4.1         Specimen Certificate of Common Stock (1)

     5.1         Opinion of Oswald & Yap (1)

    10.1         N/A

    23.2         Counsel's Consent to Use Opinion (included in Exhibit 5.1) (1)

    23.3         Consent of G. Brad Beckstead, CPA

     (1)  To be filed by amendment.
     (2)  Previously filed


ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

               i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in Sherman Oaks, California on July 31, 2002.



                             DVD America Corporation


                             By: /s/ Alan Schram
                                 ----------------------------------------

                                 Alan Schram
                                 President, CEO and Chairman of the Board,
                                 Treasurer, Principal Financial and Accounting Officer


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

    Signature                         Title                          Dated
    ---------                         -----                          -----


/s/ Alan Schram           President, CEO, Chairman of the Board,   July 31, 2002
----------------------    Treasurer, Principal Financial and
Alan Schram               Accounting Officer and Sole Director

                                 EXHIBIT INDEX

  Exhibit
   Number           Description
  -------           -----------

     3.1.1       Certificate of Incorporation (2)

     3.1.2       Amended Articles of Incorporation as of April 26, 2002 (2)

     3.2         By-Laws (2)

     4.1         Specimen Certificate of Common Stock (1)

     5.1         Opinion of Oswald & Yap (1)

    10.1         N/A

    23.2         Counsel's Consent to Use Opinion (included in Exhibit 5.1) (1)

    23.3         Consent of G. Brad Beckstead, CPA


     (1)  To be filed by amendment.
     (2)  Previously filed